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                                                                 Exhibit 24


                     CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in the following Registration Statements of Homestake Mining Company: Post-Effective Amendment No. 5 to No. 2-90903 on Form S-8 (originally filed on Form S-3); Post Effective Amendment No. 3 to No. 2-90905 on Form S-8 (originally filed on Form S-3); No. 33-26049 on Form S-8; No. 33-32174 on Form S-8; No. 266538 on Form S-8;
Post-Effective Amendment No. 1 to No. 33-48526 on Form S-8 (originally filed on Form S-4) of our report dated February 14, 1994, appearing in and incorporated by reference in the Annual Report on Form 10-K of Homestake Mining Company for the year ended December 31, 1993.




/s/ Coopers & Lybrand

March 28, 1994
Oakland, California